UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 14, 2025

Nuburu, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-39489	85-1288435
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7442 S Tucson Way Suite 130
Centennial, Colorado		80112
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (720) 767-1400

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	BURU	NYSE American LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

Effective March 14, 2025, Nuburu, Inc. (the “Company”), entered into an up to $5.15 million in aggregate convertible funding facility with Supply@ME Capital Plc (LON:SYME), a fintech platform focused on Inventory Monetisation© solutions for manufacturing and trading companies. This investment by the Company in SYME is anticipated to be funded by SFE Equity Investment S.a.r.l. (“SFE”) and, upon conversion, is expected to result in the Company holding a controlling interest in SYME. The facility is repayable on demand, has a maturity date of June 30, 2026, and accrues interest daily at the federal funds rate set by the Federal Open Market Committee of the US Federal Reserve from time to time, plus 10%. Interest is payable quarterly in arrears on the last business day of March, June, September and December, with the first interest payment due in June 2025. Following approval by SYME stockholders, the Financial Conduct Authority, and The Panel on Takeovers and Mergers (collectively, the “Approvals”), the Company may convert amounts outstanding under the facility into ordinary shares of SYME at a fixed conversion rate of £0.00003 per ordinary share, with conversion shares accompanied by a warrant to acquire one additional ordinary share of SYME for every two ordinary shares of SYME issued on any conversion, with an exercise price of £0.000039, as well as the ability to exercise on a cashless basis. If the Approvals are not obtained by September 30, 2025, the Company may demand immediate repayment in cash and SYME is required to provide a security interest with respect to intellectual property rights and receivables related to certain subsidiaries in favor of the Company. The Company’s Executive Chairman, Alessandro Zamboni, is the founder and current Chief Executive Officer of SYME.

Item 3.02 Unregistered Sales of Equity Securities.

Effective March 14, 2025, the Company authorized the issuance of shares of common stock for the following purposes:

•
2,830,000 shares as consideration for the engagement by the Company of COEPTIS’ NexGenAI Affiliates Network (NASDAQ: COEP) for certain AI-driven business solutions and process automation products and services;
•
1,000,000 shares of common stock as consideration for the engagement by the Company of Phoenix MGMT Consulting LLC for certain ongoing investor relations services; and
•
6,086,957 shares of common stock to SFE as consideration for SFE escrowing approximately $4.2 million in assets for purposes of guaranteeing the Company’s performance obligations pursuant to its previously announced transaction to acquire TCEI S.a.r.l.

Among other restrictions, the issuance of common stock in connection with each of the above-described transactions is limited to an amount equal to 19.9% of the outstanding common stock of the Company, until such time as such transactions are approved by stockholders. The Company is also obligated to register for resale the shares issuable pursuant to such transactions.

The securities described above are being issued in private placements to accredited investors in transactions exempt from registration under Section 4(a)(2) of the Securities Act of 1933, as amended.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	March 20, 2025	By:	/s/ Alessandro Zamboni
Alessandro Zamboni Executive Chairman